EXECUTION VERSION

$185,000,000

5 – YEAR CREDIT AGREEMENT

among

DOW JONES & COMPANY, INC.,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,
and
BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY,
as Co-Syndication Agents,

LLOYDS TSB BANK PLC

and

DEUTSCHE BANK AG,
as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

Dated as of June 23, 2006

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Book Runner

4.10 Taxes	32
4.11 Federal Regulations	33
4.12 ERISA	33
4.13 Investment Company Act	33
4.14 Subsidiaries	33
4.15 Purpose of Loans	33

SECTION 5. CONDITIONS PRECEDENT	33
5.1 Conditions to Effectiveness	33
5.2 Conditions to All Loans	34

SECTION 6. AFFIRMATIVE COVENANTS	35
6.1 Financial Statements	35
6.2 Certificates; Other Information	35
6.3 Payment of Obligations	36
6.4 Conduct of Business and Maintenance of Existence	36
6.5 Maintenance of Property; Insurance	36
6.6 Inspection of Property; Books and Records; Discussions	36
6.7 Notices	37

SECTION 7. NEGATIVE COVENANTS	37
7.1 Limitation on Liens	38
7.2 Limitation on Mergers and Sales of Assets	39
7.3 Maintenance of Ratio of Consolidated Total Indebtedness to Annualized Consolidated Cash Flow	39

SECTION 8. EVENTS OF DEFAULT	39

SECTION 9. THE ADMINISTRATIVE AGENT	42
9.1 Appointment	42
9.2 Delegation of Duties	42
9.3 Exculpatory Provisions	42
9.4 Reliance by Administrative Agent	42
9.5 Notice of Default	43
9.6 Non-Reliance on Administrative Agent; Other Lenders	43
9.7 Indemnification	44
9.8 Administrative Agent in Its Individual Capacity	44
9.9 Successor Administrative Agent	44
9.10 Documentation Agent and Syndication Agent	44

SECTION 10. MISCELLANEOUS	45
10.1 Amendments and Waivers	45

ii

10.2 Notices	45
10.3 No Waiver; Cumulative Remedies	46
10.4 Survival of Representations and Warranties	46
10.5 Payment of Expenses and Taxes	46
10.6 Successors and Assigns; Participations and Assignments	47
10.7 Adjustments; Set-off	51
10.8 Counterparts	52
10.9 Severability	52
10.10 Integration	52
10.11 Governing Law	52
10.12 Submission To Jurisdiction; Waivers	52

Schedules
1.1	Loan Commitments
4.14	Subsidiaries of the Company
7.1	Existing Liens
10.2	Names and Addresses of Lenders

Exhibits
A	Form of Borrowing Notice for Revolving Credit Loans
B	Form of Competitive Loan Request
C	Form of Competitive Loan Offer
D	Form of Competitive Loan Confirmation
E	Form of Exemption Certificate
F	Form of Opinion of Joseph A. Stern, Senior Vice President, General Counsel and Corporate Secretary
G	Form of Officer’s Certificate
H	Form of Certificate of the Secretary of the Company
I	Form of Competitive Loan Assignment
J	Form of Assignment and Acceptance

iii

CREDIT AGREEMENT, dated as of June 23, 2006, among DOW JONES & COMPANY, INC., a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A. and BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), LLOYDS TSB BANK PLC and DEUTSCHE BANK AG, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Company, the several banks and other financial institutions or entities from time to time parties thereto, Lloyds TSB Bank plc and Westdeutsche Landesbank Girozentrale, as co-documentation agents, The Bank of New York and Fleet National Bank, as co-syndication agents, and JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as administrative agent, are parties to the 5-Year Credit Agreement, dated as of June 25, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001 Credit Agreement”); and;

WHEREAS, the Company, the several banks and other financial institutions or entities from time to time parties thereto, Lloyds TSB Bank plc and Mellon Bank, N.A., as co-documentation agents, Bank of America, N.A. and Bank of Tokyo-Mitsubishi Trust Company, as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent, are parties to the 5-Year Credit Agreement, dated as of June 21, 2004 (as amended, supplemented or otherwise modified from time to time, the “Existing 5-Year Credit Agreement”); and

WHEREAS, the parties hereto desire to enter into this Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”) to replace the 2001 Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1   Defined Terms

  As used in this Agreement, the following terms have the following meanings:

“Absolute Rate Competitive Loan Request”:  any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Competitive Loans at an absolute rate (as opposed to a rate composed of the Applicable Index Rate plus (or minus) a margin).

“Affiliate”:  any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Loan Commitments”:  at any time, the sum of the aggregate amount of the Loan Commitments then in effect and the aggregate amount of the Loan Commitments (as defined in the Existing 5-Year Credit Agreement) then in effect.

“Agreement”:  as defined in the recitals hereto.

“Alternate Base Rate”:  at any particular date, the highest of (a) the Prime Rate, (b) ½ of 1% above the rate set forth for such date opposite the caption “Federal Funds (Effective)” in the weekly statistical release designated as “H.15 (519),” or any successor publication, published by the Board of Governors of the Federal Reserve System (the “Federal Funds Effective Rate”) and (c) the Base CD Rate in effect on such date plus 1%.  “Base CD Rate” shall mean a rate per annum equal to the following:

Three-Month Secondary CD Rate  +  Assessment Rate
1.00 - Reserve Percentage

“Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board of Governors of the Federal Reserve System, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the rate set forth in clause (b) above or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the rate set forth in clause (b) shall be effective on the effective day of such change in such rate.

“Alternate Base Rate Loans”:  Revolving Credit Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Annualized Consolidated Cash Flow”:  as at the last day of any fiscal quarter of the Company the Consolidated Cash Flow for the period of four consecutive fiscal quarters ending on such day.

“Applicable Facility Fee Percentage”:  on any date, the rate per annum set forth below which corresponds with the then current rating of the Company’s senior unsecured long-term debt issued by S&P and Moody’s respectively.

Level	Ratings	Applicable Facility Fee Percentage
I	A/A2 or higher	0.06%
II	A-/A3	0.07%
III	BBB+/Baa1	0.08%
IV	BBB/Baa2	0.10%
V	BBB-/Baa3 or lower	0.125%

Changes in the Applicable Facility Fee Percentage shall become effective on the date on which S&P and/or Moody’s changes the rating it has issued for the Company’s senior unsecured long-term debt.  In the event of split ratings, the Level corresponding to the higher of such ratings shall apply unless the split is more than one Level, in which case the Level that is one Level above the lower Level shall apply; if only one of such two agencies issues a rating, such rating shall apply.

“Applicable Index Rate”:  in respect of any Competitive Loan requested pursuant to an Index Rate Competitive Loan Request, the Eurodollar Rate applicable to the Interest Period for such Competitive Loan.

“Applicable Margin”:  on any date with respect to the Loans comprising any Eurodollar Loans, the rate per annum set forth below which corresponds with the then current rating of the Company’s senior unsecured non-credit-enhanced long-term debt issued by S&P and Moody’s respectively.

Level	Ratings	Applicable Margin
I	A/A2 or higher	0.14%
II	A-/A3	0.18%
III	BBB+/Baa1	0.27%
IV	BBB/Baa2	0.35%
V	BBB-/Baa3 or lower	0.425%

Changes in the Applicable Margin shall become effective on the date on which S&P and/or Moody’s changes the rating it has issued for the Company’s senior unsecured long-term debt.  In the event of split ratings, the Level corresponding to the higher of such ratings shall apply unless the split is more than one Level, in which case the Level that is one Level above the lower Level shall apply; if only one of such two agencies issues a rating, such rating shall apply.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in subsection 10.6(b)(ii).

“Assessment Rate”:  for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“Assignee”:  as defined in subsection 10.6(b)(i).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit J.

“Augmenting Lender”:  as defined in subsection 2.16.

“Available Loan Commitment”:  as to any Lender, at a particular time, an amount equal to such Lender’s Commitment Percentage multiplied by the difference between (a) the amount of the Loan Commitments at such time and (b) the Total Extensions of Credit at such time; collectively, as to all the Lenders, the “Available Loan Commitments.”

“Base CD Rate”:  as defined in the definition of Alternate Base Rate.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Date”:  in respect of any Revolving Credit Loan, the date on which such Revolving Credit Loan is made.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date”:  the date on which the conditions in Section 5 are satisfied in full, which shall be a Business Day which is on or before the date of the initial Loans.

“Co-Documentation Agent”:  as defined in the preamble hereto.

“Co-Syndication Agent”:  as defined in the preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Combined Loan Commitments”:  as to any Lender at any time, the sum of such Lender’s Loan Commitment then in effect and such Lender’s Loan Commitment (as defined in the Existing 5-Year Credit Agreement) then in effect.

“Commitment Percentage”:  as to any Lender at any particular time, the percentage of the aggregate Loan Commitments then constituted by such Lender’s Loan Commitment.

“Commitment Period”:  the period from and including the Closing Date to but not including the Maturity Date or such earlier date as the Loan Commitments shall terminate as provided herein.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

“Competitive Loan”:  each Competitive Loan made pursuant to subsection 2.2; the aggregate amount advanced by a Competitive Loan Lender pursuant to subsection 2.2 on each Competitive Loan Date shall constitute one or more Competitive Loans, as specified by such Competitive Loan Lender pursuant to subsection 2.2(b)(vi).

“Competitive Loan Assignees”:  as defined in subsection 10.6(b)(iv).

“Competitive Loan Assignment”: a Competitive Loan Assignment, substantially in the form of Exhibit I.

“Competitive Loan Confirmation”:  each confirmation by the Company of its acceptance of Competitive Loan Offers, which Competitive Loan Confirmation shall be substantially in the form of Exhibit D and shall be delivered to the Administrative Agent in writing or by facsimile transmission.

“Competitive Loan Date”:  each date on which a Competitive Loan is made pursuant to subsection 2.2.

“Competitive Loan Lenders”:  Lenders from time to time offering Competitive Loans.

“Competitive Loan Offer”:  each offer by a Competitive Loan Lender to make Competitive Loans pursuant to a Competitive Loan Request, which Competitive Loan Offer shall contain the information specified in Exhibit C and shall be delivered to the Administrative Agent by telephone, immediately confirmed by facsimile transmission.

“Competitive Loan Request”:  each request by the Company for Competitive Loan Lenders to submit bids to make Competitive Loans, which shall contain the information in respect of such requested Competitive Loans specified in Exhibit B and shall be delivered to the Administrative Agent in writing, by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

“Consolidated Cash Flow”:  for any period, Consolidated Operating Income for such period plus (a) income representing equity in the earnings of Affiliates received in cash by the Company and its Subsidiaries during such period and (b) the aggregate amounts deducted in determining such Consolidated Operating Income in respect of (i) amortization expenses, (ii) depreciation expenses and (iii) the non-cash portion of any extraordinary, non-recurring or unusual losses or of any restructuring charges and minus the aggregate amounts included in determining such Consolidated Operating Income in respect of the non-cash portion of any extraordinary, non-recurring or unusual gains or of any restructuring gains.  For the purposes of calculating Consolidated Cash Flow for any period of four consecutive fiscal quarters (each, a

“Reference Period”) pursuant to any determination of Total Indebtedness to Annualized Consolidated Cash Flow, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Applicable Disposition, the Consolidated Cash Flow for such Reference Period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the property that is the subject of such Applicable Disposition for such Reference Period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made an Applicable Acquisition, Consolidated Cash Flow for such Reference Period shall be calculated after giving pro forma effect thereto as if such Applicable Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Applicable Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Applicable Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.  For purposes of this definition, whenever pro forma effect is to be given to an Applicable Acquisition, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

“Consolidated Net Worth”:  at a particular date, all amounts which would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

“Consolidated Operating Income”:  for any period, the excess, if any, of (a) the consolidated total revenues of the Company and its Subsidiaries for such period over (b) the consolidated total operating expenses of the Company and its Subsidiaries for such period, determined in accordance with GAAP and in a manner consistent with the audited consolidated statements of income of the Company and its Subsidiaries for the year ended December 31, 2005.

“Consolidated Total Assets”:  at a particular date, all amounts which would be included as assets on a consolidated balance sheet of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

“Consolidated Total Capitalization”:  at a particular date, the sum of Consolidated Net Worth and Consolidated Total Indebtedness.

“Consolidated Total Indebtedness”:  at a particular date, all items which would, in conformity with GAAP, be classified as Indebtedness on a consolidated balance sheet of the Company and its Subsidiaries as at such date, but in any event including without any duplication (a) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of the Company or any Subsidiary and all drafts drawn thereunder, (b) all Indebtedness secured by any Lien on any property owned by the Company or any Subsidiary even though the Company or such Subsidiary has not assumed or otherwise become liable for the payment thereof and (c) all Guarantee Obligations of the Company and its Subsidiaries in respect of Indebtedness of other Persons.

“Continuing Directors”:  the directors of the Company on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Revolving Credit Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

             Eurodollar Base Rate_______
1.00 - Eurocurrency Reserve Requirements

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Exchange Act”:  as defined in subsection 8(i).

“Existing 5-Year Credit Agreement”:  as defined in the recitals hereto.

“Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding.

“Federal Funds Effective Rate”:  as defined in the definition of Alternate Base Rate.

“Facility Fee”:  as defined in subsection 2.4; collectively, the “Facility Fees.”

“Financing Lease”:  (a) any lease of property, real or personal, the then present value of the minimum rental commitment under which is required to be capitalized on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, and (b) any other such lease to the extent that the obligations thereunder are capitalized on a balance sheet of the lessee.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time except that for purposes of subsection 7.3, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to subsection 4.1.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Indebtedness”:  of a Person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money (including, without limitation, any indebtedness evidenced by any note, bond, debenture or other instrument) or for the deferred purchase price of property or services in respect of which such Person is liable, as obligor, other than accounts payable for the deferred purchase price of property or services incurred in the ordinary course of business and which are not in excess of 90 days past the invoice or billing date, or if in excess of 90 days past the invoice or billing date are being contested in good faith by appropriate actions or proceedings, (b) obligations of such Person under Financing Leases and (c) any obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person.

“Indemnified Liabilities”:  as defined in subsection 10.5.

“Indemnitee”:  as defined in subsection 10.5.

“Index Rate Competitive Loan Request”:  any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Competitive Loans at an interest rate equal to the Applicable Index Rate plus (or minus) a margin.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is Insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Payment Date”:  (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after Alternate Base Rate Loans are made, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b) above, the last day of each March, June, September and December falling within such Interest Period and the last day of such Interest Period.

“Interest Period”:  (a)  with respect to any Eurodollar Loan, the period commencing on the Borrowing Date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing as provided in subsection 0;

(b)   with respect to any Alternate Base Rate Loan, the period commencing on the Borrowing Date with respect to such Alternate Base Rate Loan and ending on the earliest to occur of the last day of March, June, September or December following such Borrowing Date;

(c)   with respect to any Competitive Loan made pursuant to a Competitive Loan Request, the period commencing on the Competitive Loan Date with respect to such Competitive Loan and ending on the date not less than 7 nor more than 180 days thereafter, as specified by the Company in such Competitive Loan Request;

provided that the foregoing provisions are subject to the following:

(A)   if any Interest Period pertaining to a Eurodollar Loan or a Competitive Loan made pursuant to an Index Rate Competitive Loan Request would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(B)   any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

(C)   if any Interest Period pertaining to an Alternate Base Rate Loan or a Competitive Loan made pursuant to an Absolute Rate Competitive Loan Request would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(D)   any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(E)   the Company shall select Interest Periods so as not to require a prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Issuing Lender”:  JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”:  $25,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Lenders other than the Issuing Lender.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section  3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan” and “Loans”:  the collective reference to the Revolving Credit Loans and the Competitive Loans.

“Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Loan Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Loan Commitments is $185,000,000.

“Margin Stock”:  “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Maturity Date”:  means June 23, 2011.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”:  as defined in subsection 2.21(a)

“Non-U.S. Lender”:  as defined in subsection 2.12(d).

“Notes”:  the collective reference to any promissory notes evidencing Loans.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Note.

“Participants”:  as defined in subsection 10.6(c)(i).

“Payment Sharing Notice”: a written notice from the Company, or any Lender, informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from the Company in accordance with subsection 2.11(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”:  the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York from time to time as its prime rate.  The Prime Rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors.

“Refunding Borrowing”:  a borrowing of Revolving Credit Loans which, after application of the proceeds thereof, results in no net increase in the aggregate outstanding principal amount of Revolving Credit Loans made by any Lender.

“Register”:  as defined in subsection 10.6(b) (v).

“Reimbursement Obligation”:  the obligation of the Company to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4245 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Required Lenders”:  at any date, Lenders having Loan Commitments aggregating over one-half of the total Loan Commitments (or, at any time the Loan Commitments have expired or terminated, the Lenders having over one-half of the Total Extensions of Credit then outstanding).

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage”:  for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a Depository Institution (as defined in Regulation D of such Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

“Responsible Officer”:  the Chief Executive Officer or the President of the Company or, with respect to financial matters, the Chief Financial Officer of the Company.

“Revolving Credit Loans”:  Loans made pursuant to subsection 2.1; individually a “Revolving Credit Loan.”

“S&P”:  Standard & Poor’s Corporation.

“Single Employer Plan”:  any Plan which is not a Multiemployer Plan.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Tax Credit”:  as defined in subsection 2.12(g).

“Three-Month Secondary CD Rate”:  as defined in the definition of Alternate Base Rate.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Transfer Effective Date”:  as defined in each Assignment and Acceptance.

“Transferees”:  as defined in subsection 10.6(d).

“Type”:  as to any Revolving Credit Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

“Utilization Fee”:  as defined in subsection 2.4(b).

“Working Day”:  any day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.

1.2   Other Definitional Provisions

(a)  Unless otherwise specified herein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

SECTION 2.   AMOUNT AND TERMS OF LOAN COMMITMENTS

2.1   Revolving Credit Commitments

(a)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (individually a “Revolving Credit Loan”) to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Loan Commitment; provided that no Revolving Credit Loan shall be made hereunder which would result in the Total Extensions of Credit outstanding hereunder being in excess of the Loan Commitments then in effect.  During the Commitment Period the Company may use the Loan Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) No Eurodollar Loan shall be made after the date that is 30 days prior to the Maturity Date.

(c) Each Revolving Credit Loan shall finally mature on the Maturity Date.  Each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and shall be payable on the dates specified in, subsections 2.8 and 2.9.

(d) The Company may borrow under the Loan Commitments during the Commitment Period on any Working Day if the borrowing is a Eurodollar Loan or on any Business Day if the borrowing is an Alternate Base Rate Loan; provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) 3 Working Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (b) on the requested Borrowing Date, in the case of Alternate Base Rate Loans).  Each such notice shall be given in writing or by facsimile transmission substantially in the form of Exhibit A (with appropriate insertions) or shall be given by telephone (specifying the information set forth in Exhibit A) promptly confirmed by notice given in writing or by facsimile transmission substantially in the form of Exhibit A (with appropriate insertions).  Each borrowing pursuant to the Loan Commitments shall be in an aggregate principal amount equal to (a) the lesser of, in the case of Alternate Base Rate Loans, (i) $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Loan Commitments and (b) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of such notice from the Company the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its share of each borrowing available to the Administrative Agent for the account of the Company at the office of the Administrative Agent set forth in subsection 10.2 at or before 11:00 A.M. on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent as the Administrative Agent may direct.  The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at the office of the Administrative Agent specified in subsection 10.2 by crediting the account of the Company on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(e) If any Lender makes a Revolving Credit Loan on a day on which the Company is to repay all or any part of any outstanding Revolving Credit Loan from such Lender, such Lender shall apply the proceeds of the requested Revolving Credit Loan to make such repayment, and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in paragraph (d) above, or remitted by the Company to the Administrative Agent for the account of such Lender as provided in subsection 2.6, as the case may be.

2.2   The Competitive Loans

(a)  The Lenders may make Competitive Loans to the Company from time to time on any Business Day (in the case of Competitive Loans made pursuant to an Absolute Rate Competitive Loan Request) or any Working Day (in the case of Competitive Loans made pursuant to an Index Rate Competitive Loan Request) during the period from the Closing Date until the date occurring 14 days prior to the Maturity Date in the manner set forth in this subsection 2.2 and in amounts such that the Total Extensions of Credit at any time outstanding shall not exceed the aggregate amount of the Loan Commitments at such time; provided, however, that the aggregate principal amount of the outstanding Competitive Loans of a Lender may (but shall not be required to) exceed its Loan Commitment.

(b)   (i)  The Company shall request Competitive Loans by delivering a Competitive Loan Request to the Administrative Agent, not later than 12:00 Noon (New York City time) four Working Days prior to the proposed Competitive Loan Date (in the case of an Index Rate Competitive Loan Request), and not later than 10:00 A.M. (New York City time) one Business Day prior to the proposed Competitive Loan Date (in the case of an Absolute Rate Competitive Loan Request); provided that (i) an Index Rate Competitive Loan request shall not be made until at least one Business Day has passed since the most recent Competitive Loan Date and (ii) an Absolute Rate Competitive Loan Request shall not be made until at least four Business Days have passed since the most recent Competitive Loan Date.  Each Competitive Loan Request may solicit bids for Competitive Loans in an aggregate principal amount of $10,000,000 or an integral multiple in excess of $1,000,000 thereof and for not more than three alternative maturity dates for such Competitive Loans.  The maturity date for each Competitive Loan shall be not less than 7 days nor more than 180 days after the Competitive Loan Date therefor (and in any event not after the Maturity Date and in any event subject to the proviso to the definition of “Interest Period”).  The Administrative Agent shall promptly notify each Lender by facsimile transmission of the contents of each Competitive Loan Request received by it.

(ii)   In the case of an Index Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, any Competitive Loan Lender that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more Competitive Loans at the Applicable Index Rate plus or minus a margin for each such Competitive Loan determined by such Competitive Loan Lender in its sole discretion.  Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent, before 10:30 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date, setting forth the maximum amount of Competitive Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Lender would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such Competitive Loan Lender’s Loan Commitment) and the margin above or below the Applicable Index Rate at which such Competitive Loan Lender is willing to make each such Competitive Loan; the Administrative Agent shall advise the Company before 11:15 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date, of the contents of each such Competitive Loan Offer received by it.  If the Administrative Agent in its capacity as a Competitive Loan Lender shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Competitive Loan Offer before 10:15 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date.

(iii)   In the case of an Absolute Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, any Competitive Loan Lender that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more Competitive Loans at a rate or rates of interest for each such Competitive Loan determined by such Competitive Loan Lender in its sole discretion.  Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent, before 9:30 A.M. (New York City time) on the proposed Competitive Loan Date, setting forth the maximum amount of Competitive Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Competitive Loan Lender would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such Competitive Loan Lender’s Loan Commitment) and the rate or rates of interest at which such Competitive Loan Lender is willing to make each such Competitive Loan; the Administrative Agent shall advise the Company before 10:15 A.M. (New York City time) on the proposed Competitive Loan Date of the contents of each such Competitive Loan Offer received by it.  If the Administrative Agent in its capacity as a Competitive Loan Lender shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Competitive Loan Offer before 9:15 A.M. (New York City time) on the proposed Competitive Loan Date.

(iv)   The Company shall before 11:30 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date (in the case of Competitive Loans requested by an Index Rate Competitive Loan Request) and before 10:30 A.M. (New York City time) on the proposed Competitive Loan Date (in the case of Competitive Loans requested by an Absolute Rate Competitive Loan Request) either, in its absolute discretion:

(A)   cancel such Competitive Loan Request by giving the Administrative Agent telephone notice to that effect, or

(B)   accept one or more of the offers made by any Competitive Loan Lender or Competitive Loan Lenders pursuant to clause (ii) or clause (iii) above, as the case may be, by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a Competitive Loan Confirmation) of the amount of Competitive Loans for each relevant maturity date to be made by each Competitive Loan Lender (which amount for each such maturity date shall be equal to or less than the maximum amount for such maturity date specified in the Competitive Loan Offer of such

Competitive Loan Lender, and for all maturity dates included in such Competitive Loan Offer shall be equal to or less than the aggregate maximum amount specified in such Competitive Loan Offer for all such maturity dates) and reject any remaining offers made by Competitive Loan Lenders pursuant to clause (ii) or clause (iii) above, as the case may be; provided, however, that (x) the Company may not accept offers for Competitive Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related Competitive Loan Request, (y) if the Company accepts any of such offers, it must accept offers strictly based upon pricing for such relevant maturity date and no other criteria whatsoever and (z) if two or more Competitive Loan Lenders submit offers for any maturity date at identical pricing and the Company accepts any of such offers but does not wish to borrow the total amount offered by such Competitive Loan Lenders with such identical pricing, the Company shall accept offers from all of such Competitive Loan Lenders in amounts allocated among them pro rata according to the amounts offered by such Competitive Loan Lenders (or as nearly pro rata as shall be practicable after giving effect to the requirement that any Competitive Loans made by a Competitive Loan Lender on a Competitive Loan Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, it being agreed that to the extent that it is impossible to make allocations in accordance with the provisions of this clause (B) such allocations shall be made in accordance with the instructions of the Company).

(i)   If the Company notifies the Administrative Agent that a Competitive Loan Request is cancelled pursuant to clause (iv) (A) above, the Administrative Agent shall give prompt telephone notice thereof to the Competitive Loan Lenders, and the Competitive Loans requested thereby shall not be made.

(ii)   If the Company accepts pursuant to clause (iv) (B) above one or more of the offers made by any Competitive Loan Lender or Competitive Loan Lenders, the Administrative Agent shall promptly notify each Competitive Loan Lender which has made such an offer, of the aggregate amount of such Competitive Loans to be made on such Competitive Loan Date for each maturity date and of the acceptance or rejection of any offers to make such Competitive Loans made by such Competitive Loan Lender.  Each Competitive Loan Lender which is to make a Competitive Loan shall, before 12:00 Noon (New York City time) on the Competitive Loan Date specified in the Competitive Loan Request applicable thereto, make available to the Administrative Agent at its office set forth in subsection 10.2 the amount of Competitive Loans to be made by such Competitive Loan Lender, in immediately available funds.  The Administrative Agent will make such funds available to the Company as soon as practicable on such date at the Administrative Agent’s aforesaid address.  As soon as practicable after each Competitive Loan Date, the Administrative Agent shall notify each Lender of the aggregate amount of Competitive Loans advanced on such Competitive Loan Date and the respective maturity dates thereof.

(c)   Within the limits and on the conditions set forth in this subsection 2.2, the Company may from time to time borrow under this subsection 2.2, repay pursuant to paragraph (d) below, and reborrow under this subsection 2.2.

(d)   The Company shall repay to the Administrative Agent for the account of each Competitive Loan Lender which has made a Competitive Loan (or the Competitive Loan

Assignee in respect thereof, as the case may be) on the maturity date of each Competitive Loan (such maturity date being that specified by the Company for repayment of such Competitive Loan in the related Competitive Loan Request) the then unpaid principal amount of such Competitive Loan.  The Company may not prepay any Competitive Loan without the consent of the holder thereof.

(e)   The Company shall pay interest on the unpaid principal amount of each Competitive Loan from the Competitive Loan Date to the stated maturity date thereof, at the rate of interest determined pursuant to paragraph (b) above (calculated on the basis of a 360 day year for actual days elapsed), payable on the interest payment date or dates specified by the Company for such Competitive Loan in the related Competitive Loan Request.  If all or a portion of the principal amount of any Competitive Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall, without limiting any rights of any Lender under this Agreement, bear interest from the date on which such payment was due at a rate per annum which is 2% above the rate which would otherwise be applicable thereto until the scheduled maturity date with respect thereto, and for each day thereafter at a rate per annum which is 2% above the Alternate Base Rate until paid in full (as well after as before judgment).

2.3   Type of Revolving Credit Loans

  The Revolving Credit Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.  Each borrowing of Revolving Credit Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.4   Fees

  (a) The Company agrees to pay, in immediately available funds, to the Administrative Agent for the account of each Lender a facility fee (a “Facility Fee”) for the period from and including the date of this Agreement to, but excluding, the Maturity Date, payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date (or such earlier date on which the Loan Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof shall have been paid in full), commencing on the first of such dates to occur after the date hereof, at a rate per annum equal to the Applicable Facility Fee Percentage from time to time in effect on each Lender’s portion of the daily average Loan Commitments in effect, whether used or unused, during the period for which payment is being made.

(b)   The Company agrees to pay, in immediately available funds, to the Administrative Agent for the account of each Lender a fee (the “Utilization Fee”) based upon the average daily amount of the outstanding Extensions of Credit of such Lender at a rate per annum equal to 0.10%, when and for as long as the aggregate outstanding principal amount of the sum of (a) the Total Extensions of Credit hereunder plus (b) the aggregate principal amount of the Loans (as defined therein) under the Existing 5-Year Credit Agreement exceeds 50% of the Aggregate Loan Commitments.  The Utilization Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof, and on the Maturity Date (or such earlier date on which the Loan Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof shall have been paid in full).

2.5   Termination or Reduction of Loan Commitments

  The Company shall have the right, upon not less than 5 Business Days’ notice to the Administrative Agent, to terminate the Loan Commitments or, from time to time, to reduce pro rata the amount of the Loan Commitments, provided that no such termination or reduction of the Loan Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Loan Commitments as then reduced; provided further that any termination of the Loan Commitments shall be accompanied by the payment of any unpaid Facility Fee or Utilization Fee then accrued hereunder and provided further that any termination of the Loan Commitments while Eurodollar Loans are outstanding and any reduction of the aggregate amount of the Loan Commitments that reduces the amount of the Loan Commitments below the principal amount of the Eurodollar Loans then outstanding may be made only on the last day of the respective Interest Periods for such Eurodollar Loans.  Any such reduction shall be in an amount of $10,000,000 or a whole multiple thereof, and shall reduce permanently the amount of the Loan Commitments then in effect.

2.6   Repayment of Loans

  Subject to subsection 0, the Company will pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Credit Loan made by such Lender, plus all interest accrued thereon, on the last day of the Interest Period applicable thereto.

2.7   Optional Prepayments

 (a)  The Company may on the last day of the relevant Interest Period if the Loans to be prepaid are in whole or in part Eurodollar Loans, or at any time and from time to time if the Loans to be prepaid are Alternate Base Rate Loans, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon at least three Business Days’ (in the case of Eurodollar Loans) or one Business Day’s (in the case of Alternate Base Rate Loans) irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a whole multiple thereof, and may only be made if, after giving effect thereto, subsection 0 shall not have been contravened.

(b) The Company may not prepay any Competitive Loan without the consent of the holder thereof.

(c) All payments and prepayments hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans which are Eurodollar Loans having the same Interest Period shall not be less than $10,000,000.

2.8   Interest Rate and Payment Dates

 (a)  The Eurodollar Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date thereof until maturity on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate.

(c) (i) If all or a portion of the principal amount of any Revolving Credit Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Revolving Credit Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.8 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Alternate Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Alternate Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 2.8 shall be payable from time to time on demand.

2.9   Computation of Interest and Fees

  (a) All interest in respect of Alternate Base Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed, except where the applicable interest rate for such Loan is the Prime Rate, in which case the rate per annum shall be computed on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed.  Facility Fees, Utilization Fees and interest in respect of Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate, the Applicable Margin or the Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such Applicable Margin changes as provided herein or such change in the Reserve Percentage shall become effective.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.8(a) or (c).

2.10   Inability to Determine Interest Rate

  (a)  In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period with respect to proposed Revolving Credit Loans that the Company has requested be made as Eurodollar Loans, the Administrative Agent shall forthwith give facsimile notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to the requested Borrowing Date for such Eurodollar Loans.  If such notice is given, any requested Eurodollar Loans shall be made as Alternate Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made.

(b)   In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to proposed Competitive Loans to be made pursuant to an Index Rate Competitive Loan Request, the Administrative Agent shall forthwith give telecopy or telephone notice of such determination, confirmed in writing, to the Company and the Lenders at least two Business Days prior to the proposed Competitive Loan Date, and such Competitive Loans shall not be made on such Competitive Loan Date.  Until any such notice has been withdrawn by the Administrative Agent, no further Index Rate Competitive Loan Requests shall be submitted by the Company.

2.11   Pro Rata Borrowings and Payments

  (a)  Each borrowing by the Company of Revolving Credit Loans shall be made ratably from the Lenders in accordance with their Commitment Percentages.

(b)   Whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, and the Administrative Agent has not received a Payment Sharing Notice (or if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived), such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of fees and expenses due and payable to the Administrative Agent, acting as Administrative Agent for the benefit of the Lenders, under and in connection with this Agreement; second, to the payment of all expenses due and payable under subsection 10.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsection 2.4, ratably among the Lenders in accordance with their Commitment Percentages; fourth, to the payment of interest then due and payable under this Agreement, ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans which is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

(c)   After the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement shall be distributed and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of all amounts described in clauses first through third of the foregoing paragraph (b), in the order set forth therein; and second, to the payment of the interest accrued on and the principal amount of all of the Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.

(d)   All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in subsection 10.2 in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder of fees or principal of or interest on Alternate Base Rate Loans or Competitive Loans made pursuant to an Absolute Rate Competitive Loan Request, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the rate then applicable thereunder.

2.12   Taxes

  (a) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the  Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d)or (e)of this subsection 2.12 or failure to obtain either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or any applicable successor form from any Transferee that is a Participant or a Competitive Loan Assignee certifying that such Participant or Competitive Loan Assignee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)   In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Company, or other evidence of payment reasonably satisfactory to the Administrative Agent, showing payment thereof.  If the

Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the  Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the  Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the  Administrative Agent or any Lender as a result of any such failure.

(d)   (i) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased, and in the case of a Competitive Loan Assignee, to the Lender from which the related Competitive Loan shall have been assigned) two copies of (A) either (1) U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or (2) in the case of a Non-U.S. Lender that does not meet the requirements of the documents described in clause (1) hereof claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E and (B) a Form W-8 or W-9, including, where applicable, with respect to both clauses (1) and (2) above, any such forms required to be provided to certify to such exemption on behalf of such Non-U.S. Lender’s beneficial owners, or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and any Notes.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation, and in the case of a Competitive Loan Assignee, on or before the date of such Competitive Loan Assignment).  In addition, each Non-U.S. Lender shall deliver such forms (and, where applicable, any such forms on behalf of its beneficial owners) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(ii)   Each Lender which is not a Non-U.S. Lender shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased, and in the case of a Competitive Loan Assignee, to the Lender from which the related Competitive Loan shall have been assigned) two copies of a statement which shall contain the address of such Lender’s office or place of business in the United States and shall be signed by an authorized officer of such Lender, together with two duly completed copies of Form W-9 (or any applicable successor form) unless it establishes to the satisfaction of the Company that it is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax.  Each such Lender shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased, and in the case of a Competitive Loan Assignee, to the Lender from which the related Competitive Loan shall have been assigned) two further duly completed and signed forms and statements (or successor forms) at or before the time any such form or statement becomes obsolete.

(iii)   Each Lender agrees to indemnify and hold harmless the Company and the Administrative Agent from and against any taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof, penalties, additions to tax, fines, interest or other liabilities, costs or losses, including, without limitation, reasonable attorney’s fees and expenses incurred or payable by the Company or the Administrative Agent as a result of the failure of the Company or the Administrative Agent to comply with its obligations to deduct or withhold any taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof (including penalties, additions to tax, fines or interest on such taxes) from any payments made pursuant to this Agreement which failure resulted from the Company’s or the Administrative Agent’s reliance on any representation, covenant, form, statement, certificate or other information provided to it by such Lender pursuant to this subsection 2.12(d).

(e)   A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)   Without limiting the other provisions of this subsection 2.12, each Lender claiming entitlement to additional amounts under this subsection 2.12 agrees to use reasonable efforts, including designating a different lending office for funding or booking its Loans hereunder, to avoid or to minimize any amounts which might otherwise be payable pursuant to this subsection; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed in the sole reasonable judgment of such Lender to be material.

(g)   If any Lender or Participant identifies a refund of or credit with respect to an amount of taxes with respect to which the Company paid to or on behalf of such Lender an additional amount pursuant to this subsection 2.12 (a “Tax Credit”), the Lender shall promptly notify the Company of such Tax Credit.  The Lender shall use commercially reasonable efforts to take such action as, in the sole reasonable discretion of the Lender, is then practicable under the circumstances to give the benefit of such Tax Credit to the Company.

(h)   The Company shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to subsection 2.12(a) or 2.14 or (ii) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action under subsection 2.12(f) so as to eliminate the continued need for payment of amounts owing pursuant to subsection 2.12(a) or 2.14, (D) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) the Company shall be liable to such replaced Lender under subsection 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (H) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to subsection 2.12(a) or 2.14, as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

(i)   The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

2.13   Illegality

  Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective next succeeding Interest Payment Date(s) for such Loans or within such earlier period as required by law.  The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 2.13 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

2.14   Requirements of Law

  Subject to subsection 2.12  :

(a)   In the event that any Requirement of Law or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i)   does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Note or any Loans made by it, or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender);

(ii)   does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)   does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining advances, extensions of credit or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans.  If a Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled.

(b)   In the event that any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount as shall be requested by such Lender as being required to compensate it for such reduction.

(c)   A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender (with a copy to the Administrative Agent) to the Company shall be conclusive in the absence of manifest error.  The agreements in this subsection 2.14 shall survive repayment of the Loans and all other amounts payable hereunder.

2.15   Indemnity

  The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a borrowing after the Company has given a notice in accordance with subsection 0 or 2.2(b)(iv)(B), including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it to make or maintain its Eurodollar Loans hereunder and (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 2.7 or (d) a prepayment, voluntary or involuntary, of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder.  The agreements in this subsection 2.15 shall survive repayment of the Loans and all other amounts payable hereunder.

2.16   Increase of Loan Commitments

  The Company may from time to time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the Aggregate Loan Commitments be increased by an amount that is not less than $50,000,000 and will not result in the Aggregate Loan Commitments exceeding $750,000,000.  Each such notice shall set forth the requested amount of the increase in the Aggregate Loan Commitments and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Lender the opportunity to increase its Combined Loan Commitments by its ratable share, based on the percentage (determined on the date of such notice) which such Lender’s Combined Loan Commitments constitutes of the Aggregate Loan Commitments, of the requested increase in the aggregate amount of the Loan Commitments.  Each Lender shall, by notice to the Company and the Administrative Agent given not more than ten Business Days after the date of the Company's notice, either agree to increase its Combined Loan Commitments by all or a portion of the offered amount or decline to increase its Combined Loan Commitments (and any Lender that does not deliver such a notice within such period of ten Business Days shall be deemed to have declined to increase its Combined Loan Commitments).  In the event that, on the tenth Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the Lenders shall have agreed pursuant to the preceding sentence to increase their respective Combined Loan Commitments by an aggregate amount less than the increase in the Aggregate Loan Commitments requested by the Company, the Company shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Lender, to extend Combined Loan Commitments or increase their existing Combined Loan Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the Administrative Agent shall specify to evidence its status as a Lender hereunder.  If (and only if) Lenders (including Augmenting Lenders) shall have agreed to increase their respective Combined Loan Commitments or to extend new Combined Loan Commitments in an aggregate amount not less than $50,000,000, such increases and such new Combined Loan Commitments shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of this Section.  Any increase in the Aggregate Loan Commitments effected pursuant to this Section shall be allocated between this Agreement and the Existing 5-Year Credit Agreement as substantially ratably as possible based on the respective amounts of the Loan Commitments and the Loan Commitments (as defined therein) under the Existing 5-Year Credit Agreement.  If, on the effective date of any increase in the Aggregate Loan Commitments pursuant to this Section, any Loans shall be outstanding, the Company shall on such date prepay all such Loans, and, if it wishes to reborrow all or a portion of such Loans so prepaid, such borrowing shall be made in accordance with the terms and conditions of this Agreement from the Lenders in accordance with their respective Loan Commitments after giving effect to such increase.

SECTION 3.   LETTERS OF CREDIT

3.1   L/C Commitment

     (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Loan Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2   Procedure for Issuance of Letter of Credit

  The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3   Fees and Other Charges

  (a)

The Company will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof, and on the Maturity Date (or such earlier date on which the Loan Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof shall have been paid in full).  In addition, the Company shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof, and on the Maturity Date (or such earlier date on which the Loan Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof shall have been paid in full).

(b)   In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4   L/C Participations

  (a)

  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement by the Company or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)   If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Alternate Base Rate Loans.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5   Reimbursement Obligation of the Company

  If any draft is paid under any Letter of Credit, the Company shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Company receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Company receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.8(b) and (y) thereafter, Section 2.8(c).

3.6   Obligations Absolute

  The Company’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Company also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Company’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Company agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Company and shall not result in any liability of the Issuing Lender to the Company.

3.7   Letter of Credit Payments

  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof.  The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8   Applications

  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company hereby represents and warrants to the Administrative Agent and to each Lender that:

4.1   Financial Condition

  The consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2004 and December 31, 2005 and the related consolidated statements of income and stockholders’ equity and cash flow for the fiscal years ended on such dates, reported on by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in financial position for the fiscal years then ended.  The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2006 and the related unaudited consolidated statements of income and cash flow for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flow for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.  Neither the Company nor any of its consolidated Subsidiaries had on March 31, 2006 any material Guarantee Obligation, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the unaudited consolidated balance sheet as at March 31, 2006 or in the notes thereto.

4.2   No Change

  Since December 31, 2005 there has been no material adverse change in the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

4.3   Corporate Existence; Compliance with Law

  Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where the failure to be so qualified would have a material adverse effect upon the business operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole and could not materially adversely affect the ability of the Company to perform its obligations under this Agreement.

4.4   Corporate Power; Authorization; Enforceable Obligations

  The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and any Note and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and any Note.  No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any Note.  This Agreement has been, and any Note will be, duly executed and delivered on behalf of the Company.  This Agreement constitutes, and any Note when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5   No Legal Bar

  The execution, delivery and performance of this Agreement and any Note, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or of any of its Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

4.6   No Material Litigation

  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues with respect to this Agreement or any Note or any of the transactions contemplated hereby which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

4.7   No Default

  Neither the Company nor any of its Subsidiaries is in default in any material respect under or with respect to any Contractual Obligation which could reasonably be expected to be materially adverse to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole or which could materially adversely affect the ability of the Company or any Subsidiary to perform its obligations under this Agreement and any Note.  No Default or Event of Default has occurred and is continuing.

4.8   Ownership of Property; Liens

 Each of the Company and its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in all its real property which is material to the Company and its Subsidiaries, and good title to all its other property which is material to the Company and its Subsidiaries and none of such property is subject to any Lien of any nature whatsoever which is prohibited by subsection 7.1 hereof.

4.9   No Burdensome Restrictions

  No Contractual Obligation of the Company or any of its Subsidiaries and no Requirement of Law materially adversely affects, or insofar as the Company may reasonably foresee may so affect, the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

4.10   Taxes

  Each of the Company and its Subsidiaries has filed or caused to be filed all material tax returns which to the reasonable knowledge of the Company are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be, or which are otherwise individually or in the aggregate not material); and no tax liens have been filed and, to the reasonable knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

4.11   Federal Regulations

  No part of the proceeds of any Loans hereunder will be used for the purpose, whether immediate, incidental, or ultimate, of purchasing any Margin Stock of any corporation or carrying any Margin Stock of any corporation, or for any purpose which violates Regulation U of the Board of Governors of the Federal Reserve System, or which would be inconsistent with or violate, the provisions of any of the Regulations of such Board of Governors.  If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

4.12   ERISA

  None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has incurred any material liability related to the withdrawal from any Multiemployer Plan or the termination of any Single Employer Plan.  The withdrawal by the Company or any of its Subsidiaries or any Commonly Controlled Entity from all Multiemployer Plans in which they participate would not have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.  The Company has not been notified that any Multiemployer Plan to which the Company, any of its Subsidiaries or any Commonly Controlled Entity contributes is either in Reorganization or Insolvent.  All Single Employer Plans maintained by the Company, any of its Subsidiaries or any Commonly Controlled Entity are in material compliance with all applicable Requirements of Law.  The sum of the present value of all accrued benefits vested under all Single Employer Plans maintained by the Company or any of its Subsidiaries or any Commonly Controlled Entity (based on assumptions used to fund such Plans) did not, as of December 31, 2005, exceed the value of the assets of such Plans allocable to such vested benefits.

4.13   Investment Company Act

  The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14   Subsidiaries

  All of the Subsidiaries of the Company that would be required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K at the date hereof are set forth on Schedule 4.14.

4.15   Purpose of Loans

  The proceeds of the Loans and the Letters of Credit shall be used by the Company for general corporate purposes.

SECTION 5.   CONDITIONS PRECEDENT

5.1   Conditions to Effectiveness

  The obligation of each Lender to make an initial Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a)   Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.1.

(b)   Legal Opinion.  The Administrative Agent shall have received, with a counterpart for each Lender, an opinion of Joseph A. Stern, Senior Vice President, General Counsel and Corporate Secretary of the Company, dated the Closing Date and addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit F.  Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent or any Lender shall reasonably require.

(c)   Officer’s Certificate.  The Administrative Agent shall have received, with a counterpart for each Lender, an Officer’s Certificate of the Company dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the President or Vice President and the Secretary or Assistant Secretary of the Company.

(d)   Secretary’s Certificate.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel.

(e)   Compliance.  Each of the Lenders shall have determined that the making of such Loan and the use of the proceeds thereof will not violate any Regulation of the Board of Governors of the Federal Reserve System, and each Lender shall have received such documents and information (including without limitation, a duly completed and signed Form U-1) as such Lenders shall require to make such determination.

(f)   Existing Credit Agreement.  All principal, interest and fees under the 2001 Credit Agreement through the Closing Date shall have been paid, and all commitments to lend thereunder shall have been terminated; and

(g)   Fees.  All fees payable to the Administrative Agent or any Lender on the Closing Date shall have been paid.

(h)   Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and the Lenders and their counsel.

5.2   Conditions to All Loans

  The obligation of each Lender to make any Loan (including the initial Loan to be made by it hereunder) to be made by it hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)   Representations and Warranties.  The representations and warranties made by the Company herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith (except the representation and warranty set forth in subsection 4.2 and except, in the case of a Refunding Borrowing, the representations and warranties set forth in subsections 4.2, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.12 and 4.14) shall be correct on and as of the Borrowing Date as if made on and as of such date.

(b)   No Default or Event of Default.  In the case of a Refunding Borrowing, no Event of Default shall have occurred and be continuing on the date of such Loan after giving effect to the Loans to be made on such date and in the case of any other Loan no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such Borrowing Date.

(c)   Additional Conditions to Competitive Loans.  If such Loan is made pursuant to subsection 2.2, all conditions set forth in such subsection shall have been satisfied.

Each borrowing by and issuance of a Letter of Credit on behalf of the Company hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing that the conditions in clauses (a), (b) and (c) of this subsection have been satisfied.

SECTION 6.   AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Loan Commitments remain in effect, any Letter of Credit remains outstanding, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and in the case of the agreements set forth in subsections 6.3, 6.4, 6.5 and 6.6 shall cause each of its Subsidiaries to:

6.1   Financial Statements

  Furnish to each Lender:

(a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and stockholders’ equity and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

(b)   as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flow of the Company and its consolidated Subsidiaries for such quarterly period setting forth in each case in comparative form the figures for the comparable quarter of the previous year in the case of the consolidated statements of income and the end of the immediately preceding fiscal year in the case of the consolidated balance sheet, certified by the chief financial officer of the Company (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2   Certificates; Other Information

  Furnish to each Lender:

(a)   concurrently with the delivery of the financial statements referred to in subsection 6.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)   concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b) above, a certificate of a Responsible Officer (i) stating that, to the best of such officer’s knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in any Note to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsection 7.3;

(c)   within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

(d)   promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3   Payment of Obligations

  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

6.4   Conduct of Business and Maintenance of Existence

  Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 7.2; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

6.5   Maintenance of Property; Insurance

  Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

6.6   Inspection of Property; Books and Records; Discussions

  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other conditions of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

6.7   Notices

  Promptly give notice to the Administrative Agent and each Lender:

(a)   of the occurrence of any Default or Event of Default;

(b)   of any default or event of default under any material Contractual Obligation of the Company or any of its Subsidiaries;

(c)   of any litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

(d)   of any litigation or proceeding affecting the Company or any of its Subsidiaries in which (i) the amount involved is $50,000,000 or more and not covered by insurance or (ii) injunctive or similar relief is sought which if adversely determined would have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

(e)   of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) or Insolvency (as defined in Section 4245 of ERISA) of such Plan and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer setting forth details as to such Reportable Event and the action that the Company or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

(f)   of a material adverse change in the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.  For all purposes of clause (e) of this subsection, the Company shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

SECTION 7.   NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Loan Commitments remain in effect, any Letter of Credit remains outstanding, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, nor in the case of the agreements set forth in subsections 7.1 or 7.2 shall it permit any of its Subsidiaries to, directly or indirectly:

7.1   Limitation on Liens

  Create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except:

(a)   Liens existing on the date hereof which are described in Schedule 7.1 hereto;

(b)   Liens created in favor of the Administrative Agent, for the ratable benefit of the Lenders;

(c)   Liens for taxes or assessments either (i) not yet delinquent or (ii) the validity of which is being contested in good faith and as to which any reserves required by GAAP have been set aside;

(d)   deposits or pledges to secure the payment of workmen’s compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

(e)   materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, or other like Liens either (i) arising in the ordinary course of business and securing obligations not more than 90 days overdue or (ii) being contested in good faith and as to which any reserves required by GAAP have been set aside or as to which adequate bonds have been obtained;

(f)    minor defects, easements, exceptions, reservations and irregularities in the title to real property which do not, in the aggregate, materially impair the use of such property for the purposes for which it is or may reasonably be expected to be held;

(g)   Liens on assets, each of which Liens (i) existed on such assets before the time of their acquisition by the Company or such Subsidiary, or (ii) existed on such assets of any Subsidiary before the time it became a Subsidiary, or (iii) was created solely for the purpose of securing, and was created substantially contemporaneously with the incurring of, Indebtedness representing, or incurred to finance, the cost of such assets; provided that, with respect to Liens referred to in clause (iii), (A) such Liens shall at all times be confined to the assets so acquired and improvements, alterations, replacements and modifications thereto and (B) the principal amount of the Indebtedness secured by such Liens shall in no case exceed 100% of the lesser of the cost or the fair market value of the assets subject thereto at the time of acquisition thereof, and provided, further that with respect to each Lien referred to in this paragraph (g), any extension, renewal or replacement thereof shall be permitted only to the extent that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement; and

(h)   Liens not otherwise permitted by this subsection 7.1 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) 5% of Consolidated Total Assets at any time.

7.2   Limitation on Mergers and Sales of Assets

  (a) Consolidate or merge with or into (in each case, with respect to the Company or any Subsidiary comprising all or substantially all of the assets of the Company and its consolidated Subsidiaries, taken as a whole), or sell, convey, transfer or lease in a single transaction or in a series of related transactions all or substantially all of the assets of the Company and its consolidated Subsidiaries taken as a whole to, any other Person, except (i) any such consolidation, merger, sale, conveyance, transfer or lease when the only parties to such transaction or series of transactions are one of its Subsidiaries and one or more of its other Subsidiaries, (ii) any such sale, conveyance, transfer or lease to the Company by one or more of its Subsidiaries and (iii) the merger or consolidation of the Company or any Subsidiary with another corporation, provided that the Company or such Subsidiary, as the case may be, is the surviving corporation (or, in any case where a Subsidiary is a party to such merger or consolidation and such Subsidiary is not the surviving corporation, the surviving corporation is a wholly owned Subsidiary of the Company) and that, after giving effect to such consolidation or merger, no Default or Event of Default has occurred and is continuing.

(b)   Convey, transfer or lease, or sell and lease-back, any significant fixed asset used or useable in its business or the shares of the capital stock of any Subsidiary, except (i) to the Company by any of its Subsidiaries or to any of the Company’s Subsidiaries by one or more of its other Subsidiaries, (ii) for a sale or conveyance of such a fixed asset in connection with the replacement thereof or in the ordinary course of business or (iii) if such conveyance, transfer, lease or sale is for fair value as determined by the Board of Directors or any executive officer of the Company and not materially adverse to the Lenders.

7.3   Maintenance of Ratio of Consolidated Total Indebtedness to Annualized Consolidated Cash Flow

  Permit the ratio of Consolidated Total Indebtedness to Annualized Consolidated Cash Flow as at the last day of any fiscal quarter of the Company to exceed 3.50 to 1.00.

SECTION 8.   EVENTS OF DEFAULT

Upon the occurrence of any of the following events:

(a)   The Company shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or (ii) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)   Any representation or warranty made or deemed made by the Company herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)   The Company shall default in the observance or performance of any agreement contained in Section 7; or

(d)   The Company shall default in any material respect in the observance or performance of any other agreement contained in this Agreement, and such default shall continue unremedied for a period of 30 days; or

(e)   The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness for more than $2,000,000 (other than the Loans) or in the payment of any Guarantee Obligation in excess of $2,000,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, if such default or other event or condition causes, or permits the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f)   (i)  The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)   (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, the continuance of such proceedings for ten days after commencement thereof, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any of the Company, any of its Subsidiaries or any commonly controlled entity shall incur material liability relating to the withdrawal from any Multiemployer Plan or the termination of any Single Employer Plan or (vi) any other event or condition shall occur or exist, with respect to a Single Employer Plan; provided, that in the case of each of clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities that in the aggregate would be material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole; or

(h)   One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) of $50,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

(i)   (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than members of the Bancroft family or any trusts for their benefit, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of shares of Capital Stock representing more than 35% of the total voting power of the Company, or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Loan Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any Note (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Loan Commitments to be terminated forthwith, whereupon the Loan Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any Note (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of

Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9.   THE ADMINISTRATIVE AGENT

9.1   Appointment

  The Lenders from time to time party to this Credit Agreement, whether as original signatories or as Assignees pursuant to subsection 10.6, hereby irrevocably designate and appoint JPMorgan Chase Bank, N.A. as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes JPMorgan Chase Bank, N.A., as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

9.2   Delegation of Duties

  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3   Exculpatory Provisions

  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note or for any failure of the Company to perform its obligations hereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

9.4   Reliance by Administrative Agent

  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Note in accordance with a request of the Required Lenders, or all the Lenders where unanimity is required pursuant to subsection 10.1, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5   Notice of Default

  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, or all the Lenders where unanimity is required pursuant to subsection 10.1; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6   Non-Reliance on Administrative Agent; Other Lenders

  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7   Indemnification

  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Loan Commitments in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages of the Total Extensions of Credit outstanding immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

9.8   Administrative Agent in Its Individual Capacity

  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Loans made or renewed by it, any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9   Successor Administrative Agent

  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9.10   Documentation Agent and Syndication Agent

  None of the Co-Documentation Agents or the Co-Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10.   MISCELLANEOUS

10.1   Amendments and Waivers

  With the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or any Note or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any Note or any Default or Event of Default and its consequences; provided, however, that (i) such amendments, supplements or modifications may only be made pursuant to this subsection 10.1 and (ii) no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to the Lenders hereunder, or reduce the principal amount of any Loan, or increase the amount or extend the expiration date of any Lender’s Loan Commitment or amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of each Lender affected thereby, (b) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent or (c) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2   Notices

  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the Administrative Agent and the Issuing Lender, and as set forth in Schedule 10.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	Dow Jones & Company, Inc.
4300 North Rt. 1
South Brunswick, NJ 08852
Attention: Nate Rogers
Facsimile: 609-520-5533

The Administrative Agent:	JPMorgan Chase Bank, N.A.
Agent Bank Services Group
1111 Fannin Street
10th Floor
Houston, Texas 77002
Attention: Douglas Havel
Facsimile: 713-750-2878

with copy to:	JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: Peter Thauer
Facsimile: 212-270-4164

The Issuing Lender:	JPMorgan Chase Bank, N.A.
Agent Bank Services Group
1111 Fannin Street
10th Floor
Houston, Texas 77002
Attention: Mary Ann Bui
Facsimile: 713-750-2358

with copy to:	JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: Peter Thauer
Facsimile: 212-270-4164

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 0, 2.2, 2.5 and 2.7 shall not be effective until received.

10.3   No Waiver; Cumulative Remedies

  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4   Survival of Representations and Warranties

  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5   Payment of Expenses and Taxes

  The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, any Notes and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Notes and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement, or the use by the Company of the proceeds of the Loans (including, without limitation, any such use that would result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System) (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6   Successors and Assigns; Participations and Assignments

  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and in accordance with applicable law (and any attempted assignment or transfer not in accordance therewith shall be null and void).

(b)

(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) (other than its rights with respect to Competitive Loans, assignment of which shall be governed by paragraph (iv) below) with the prior written consent of:

(A)   the Company (such consent not to be unreasonably withheld), provided that no consent of the Company shall be required for an assignment to a Lender, an Approved

Fund (as defined below) or, if an Event of Default has occurred and is continuing, to any other Person; and

(B)   the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Approved Fund; and

(C)    the Issuing Lender; provided that no consent of the Issuing Lender shall be required for an assignment to a Lender.

(ii)  Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loan Commitments or Loans, the amount of the Loan Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,000; and

(C)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.15 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to the requirements of, paragraph (c) of this Section.

(iv)  Any Lender may, in accordance with applicable law, at any time assign to one or more banks or other entities (“Competitive Loan Assignees”) any Competitive Loan owing to such Lender and any Note held by such Lender evidencing such Competitive Loan, pursuant to a Competitive Loan Assignment executed by the assignor Lender and the Competitive Loan Assignee (together with a processing and recordation fee of $2,000).  Upon such execution, from and after the date of such Competitive Loan Assignment, the Competitive Loan Assignee shall, to the extent of the assignment provided for in such Competitive Loan Assignment, be deemed to have the same rights and benefits of payment and enforcement with respect to such Competitive Loan and any such Note and the same rights of setoff and obligation to share pursuant to subsection 10.7 as it would have had if it were a Lender hereunder; provided that unless such Competitive Loan Assignment shall otherwise specify and a copy of such Competitive Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with paragraph (b)(v) below, the assignor thereunder shall act as collection agent for the Competitive Loan Assignee thereunder, and the Administrative Agent shall pay all amounts received from the Company which are allocable to the assigned Competitive Loan and Note, if any, directly to such assignor without any further liability to such Competitive Loan Assignee.  A Competitive Loan Assignee under a Competitive Loan Assignment shall not, by virtue of such Competitive Loan Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided, no Competitive Loan Assignee shall be entitled to receive any greater amount than the Lender would have been entitled to receive in respect of the amount of the Competitive Loan Assignment by such Lender to such Competitive Loan Assignee had no such assignment occurred; provided, further, that (x) the assignor under such Competitive Loan Assignment and such Competitive Loan Assignee may, in their discretion, agree between themselves upon the manner in which such assignor will exercise its rights under this Agreement and any related document, and (y) if a copy of such Competitive Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with paragraph (b)(v) below, neither the principal amount of, the interest rate on, nor the maturity date of any Competitive Loan and Note, if any, assigned to the Competitive Loan Assignee thereunder will be modified without the written consent of such Competitive Loan Assignee.  If a Competitive Loan Assignee has caused a Competitive Loan Assignment to be recorded in the Register in accordance with paragraph (b)(v) below, such Competitive Loan Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign such Competitive Loan and Note, if any, to any Lender, to any affiliate or subsidiary of such Competitive Loan Assignee or to any other financial institution that has total assets in excess of $1,000,000,000 and that in the ordinary course of its business extends credit of the same type as such Competitive Loan, and the foregoing provisions of this paragraph (iv) shall apply, mutatis mutandis, to any such assignment by a Competitive Loan Assignee.  Except in accordance with the preceding sentence, Competitive Loans and any related Notes may not be further assigned by a Competitive Loan Assignee, subject to any legal or regulatory requirement that the Competitive Loan Assignee’s assets must remain under its control.

(v)  The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Competitive Loan Assignment and each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of (i) the names and addresses of the Lenders, and the Loan Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time, and (ii) with respect to each Competitive Loan Assignment delivered to the Administrative Agent, the name and address of the Competitive Loan Assignee and the principal amount of each Competitive Loan owing to such Competitive Loan Assignee.  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i)  Any Lender may, without the consent of the Company or the Administrative Agent and in accordance with applicable law, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.1(a)(ii) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.12 unless such Participant complies with Section 2.12(d).

(d)   The Company authorizes each Lender to disclose to any Participant, Competitive Loan Assignee or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement.

(e)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)   The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (e) above.

10.7   Adjustments; Set-off

  (a) If any Lender or Transferee (a “benefitted Lender”) shall at any time receive any payment of all or part of its Extensions of Credit, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 8, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Extensions of Credit, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Company agrees that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon the occurrence and continuance of an Event of Default to set-off and apply against any indebtedness, whether matured or unmatured, of the Company to such Lender, any amount owing from such Lender to the Company, at or at any time after the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by such Lender against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8   Counterparts

  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

10.9   Severability

  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10   Integration

  This Agreement and any Notes represent the agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in any such Notes.

10.11   Governing Law

  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

10.12   Submission To Jurisdiction; Waivers

(a)  The Company hereby irrevocably and unconditionally:

(i)   submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)   consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)  THE COMPANY AND THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DOW JONES & COMPANY, INC.

By:___/s/ Christopher W. Vieth_____________

    Name:  Christopher W. Vieth

Title:  Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,

As Administrative Agent and as a Lender

By:__/s/ Peter B. Thauer_________________

    Name:  Peter B. Thauer

    Title:  Vice President

BANK OF AMERICA, N.A.

By:__/s/ Thomas Kane____________________

    Name: Thomas Kane

    Title:  Senior Vice President

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:_/s/ Harumi Kambara_________________

    Name: Harumi Kambara

    Title:  AVP

LLOYDS TSB BANK PLC

By:_/s/ Deborah Carlson______________________

    Name: Deborah Carlson

    Title:  VP and Manager Business Development

By:_/s/ Windsor Davies_____________________

    Name: Windsor Davies

    Title:  Director

DEUTSCHE BANK AG NEW YORK BRANCH

By: _/s/ Yvonne Tilden_____________________

    Name: Yvonne Tilden

    Title:  Vice President

By:_/s/ Anca Trifan______________________

    Name: Anca Trifan

    Title:  Director

THE BANK OF NEW YORK

By:_/s/ Edward M. Vietor____________________

    Name: Edward M. Vietor

    Title:  Vice President

MERRILL LYNCH BANK USA

By:_/s/ Louis Adler_______________________

    Name: Louis Adler

    Title:  Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:_/s/ Doreen Barr________________________

    Name: Doreen Barr

    Title:  Vice President

By:_/s/ Mikhail Faybusovich_______________

    Name: Mikhail Faybusovich

    Title:  Associate

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:_/s/ Roy Roberts___________________

    Name: Roy Roberts

    Title:  Vice President

MELLON BANK, N.A.

By:_/s/ William M. Feathers_______________

    Name: William M. Feathers

    Title:  Vice President

THE NORTHERN TRUST COMPANY

By:_/s/ Lisa McDermott______________________

    Name: Lisa McDermott

    Title:  Vice President

SCHEDULE 1.1

Lender	Loan Commitment
JPMORGAN CHASE BANK, N.A.	$25,000,000
BANK OF AMERICA, N.A.	$20,000,000
BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY	$20,000,000
LLOYDS TSB BANK PLC	$20,000,000
DEUTSCHE BANK AG	$20,000,000
THE BANK OF NEW YORK	$15,000,000
MERRILL LYNCH BANK USA	$15,000,000
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$15,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$15,000,000
MELLON BANK, N.A.	$10,000,000
THE NORTHERN TRUST COMPANY	$10,000,000
Total	$185,000,000.00

SCHEDULE 10.2

Names and Addresses of Lenders

JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention: Peter Thauer Facsimile: 212-270-4164

Bank of America, N.A. Entertainment and Media Group 335 Madison Avenue New York, NY 10017 Attention: Thomas J. Kane Facsimile: 212-503-7173

Bank of Tokyo-Mitsubishi UFJ Trust Company 1251 Avenue of the Americas, 12th Floor New York, NY 10020 Attention: Ric Kay Facsimile: 212-782-6445

Lloyds TSB Bank plc 1251 Avenue of the Americas, 39th Floor New York, NY 10020 Attention: Debra Carlson Facsimile: 212-930-5016

Deutsche Bank AG Global Banking - TMT 60 Wall Street, 43rd Floor New York, NY 10005 Attention: Yvonne Tilden Facsimile: 646-736-5710

The Bank of New York One Wall Street New York, NY 10286 Attention: Steven J. Correll Facsimile: 212-635-8696

Merrill Lynch Bank USA 15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Attention: Butch Alder Facsimile: 801-521-6466

Credit Suisse First Boston One Madison Avenue New York, NY 10010 Attention: Ed Markowski Facsimile: 212-538-6851

Wells Fargo Bank, National Association 70 East 55 Street, 11th Floor New York, NY 10022 Attention: Megan A. Donnelly Facsimile: 212-593-5241

Mellon Bank, N.A. One Mellon Bank Center Room 4535 Pittsburgh, PA 15258-0001 Attention: William M. Feathers Facsimile: 412-236-6112

The Northern Trust Company 50 S. LaSalle Street Chicago, IL 60675 Attention: Alfred Armengol Facsimile: 312-557-1498